UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A

__________________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Park Aerospace Corp.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARK AEROSPACE CORP.
1400 Old Country Road
Westbury, New York 11590

Notice of Annual Meeting of Shareholders

July 21, 2026

The Annual Meeting of Shareholders of PARK AEROSPACE CORP. (the “Company”) will be held on Tuesday, July 21, 2026 at 11:00 A.M., E.D.T. We will conduct this year’s Annual Meeting of Shareholders completely virtually via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting meetnow.global/MMJ99GX at the meeting date and time described in the accompanying Proxy Statement. The Annual Meeting is being held, for the following purposes:

1.      To elect the six directors named in the accompanying Proxy Statement to serve until the next annual meeting of shareholders and until their successors are elected and qualified, subject to earlier resignation, retirement or other termination of service;

2.      To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers;

3.      To ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2027; and

4.      To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on June 1, 2026 will be entitled to notice of, and to attend and vote at, the meeting or any adjournment or postponement thereof.

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please visit meetnow.global/MMJ99GX, login with your 15-digit control number (found on your proxy card or in an email you previously received from Computershare). If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must obtain a legal proxy from your bank, broker or other nominee and then register in advance by submitting the legal proxy, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., E.D.T., on July 16, 2026.

Requests for registration should be directed to us at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail:

Computershare
PARK AEROSPACE CORP. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

You will receive a confirmation of your registration with a control number by email from Computershare. At the time of the Annual Meeting, registered beneficial shareholders can visit meetnow.global/MMJ99GX and enter the control number.

By Order of the Board of Directors,
Christopher Goldner
Vice President — Finance

Dated: June 22, 2026

i

PARK AEROSPACE CORP.
1400 Old Country Road
Westbury, New York 11590

PROXY STATEMENT

Annual Meeting of Shareholders
July 21, 2026

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Park Aerospace Corp. (the “Company”) of proxies with respect to the Annual Meeting of Shareholders of the Company to be held on July 21, 2026, and any adjournment or postponement thereof (the “Meeting”). Any shareholder of record giving a proxy (the form for which is enclosed with this Proxy Statement) has the power to revoke it at any time before it is voted by (i) delivering written notice of revocation bearing a later date than the proxy to the Principal Financial Officer of the Company, (ii) submitting a later-dated proxy or (iii) virtually attending the Meeting and voting online. A beneficial owner (an owner who is not a shareholder of record) will receive a voting instruction form from such owner’s bank, broker or other nominee. To revoke any prior instruction, a beneficial owner should contact such owner’s bank, broker or other nominee in the time period specified in the voting instruction form, which will be at least prior to the time such bank, broker or other nominee exercises the voting instruction.

This Proxy Statement and the accompanying form of proxy are first being mailed on or about June 22, 2026 to all shareholders of record as of the close of business on June 1, 2026.

This year’s Annual Meeting of Shareholders will be a completely virtual meeting conducted via live webcast. You will not be able to attend the annual meeting in person. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: meetnow.global/MMJ99GX and following the instructions in the Notice of Annual Meeting of Shareholders. The meeting will begin promptly at 11:00 A.M., E.D.T., and online access will open fifteen minutes prior to the start of the meeting. Whether or not shareholders plan to attend the Annual Meeting, the Company urges them to vote and submit their proxy in advance of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders to be held on July 21, 2026:

This Proxy Statement for the 2026 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2026 are available on the Company’s website at www.parkaerospace.com under the caption “Shareholders”. References to websites in this Proxy Statement are not intended to function as hyperlinks and, except as specified herein, the information contained on, or that can be accessed through, any such website is not part of this Proxy Statement.

VOTING SECURITIES

As of June 1, 2026, the outstanding voting securities of the Company consisted of 20,877,859 shares of Common Stock, par value $.10 per share, of the Company (the “Common Stock”), each of which is entitled to one vote. Presence at the virtual meeting or representation by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, if any, will be included for purposes of determining a quorum.

As of June 1, 2026, all directors and executive officers of the Company as a group (11 persons) beneficially owned an aggregate of 1,508,688 shares of Common Stock (including an aggregate of 426,250 shares which such directors and executive officers may acquire pursuant to options that are exercisable as of June 1, 2026 or will become exercisable within 60 days thereafter), constituting approximately 7.1% of the outstanding shares of Common Stock (giving effect to the exercise of such options).

STOCK OWNERSHIP

Beneficial Ownership of Principal Shareholders

The following table sets forth information as of June 1, 2026 with respect to shares of Common Stock beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each person (including any “group” of persons as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), who is known to the Company to be the beneficial owner (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Brandes Investment Partners, L.P. 4275 Executive Square, 5th Floor La Jolla, CA 92037	2,783,646	(a)	13.3%
Black Rock, Inc. 55 East 52nd Street New York, NY 10055	1,368,506	(b)	6.6%
Brian E. Shore c/o Park Aerospace Corp. 1400 Old Country Road Westbury, NY 11590	1,202,515	(c)	5.7%

____________

(a)      Brandes Investment Partners, L.P., an investment adviser, holds shared voting power over 1,903,931 of such shares, shared dispositive power over all of such shares, based on an amendment to its Schedule 13G filed on May 7, 2026 under the Exchange Act, which represented 13.3% of the outstanding shares of Common Stock as of June 1, 2026.

(b)      BlackRock, Inc., a parent holding company, holds sole voting power over 1,331,400 of such shares and sole dispositive power over all of such shares, based on an amendment to its Schedule 13G filed on January 26, 2024 under the Exchange Act, which represented 6.6% of the outstanding shares of Common Stock as of June 1, 2026.

(c)      Includes 156,250 shares which Mr. Shore may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026, 424,896 shares owned by six trusts for the benefit of Brian E. Shore and his siblings, Peter Shore and Robin Shore, created under the wills of the late Jerry Shore, Brian Shore’s deceased father, and the late Cecile Shore, deceased spouse of the late Jerry Shore and Brian Shore’s deceased mother, of which trusts Brian Shore is a co-trustee, with his siblings, Peter Shore and Robin Shore, and of which shares he disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Shore holds sole voting power and sole dispositive power over 621,369 of such shares and shared voting power and shared dispositive power over 424,896 of such shares. All such shares represented 5.7% of the outstanding shares of Common Stock as of June 1, 2026 (giving effect to the exercise of such options).

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information as of June 1, 2026 with respect to shares of Common Stock beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and nominee, by each executive officer of the Company who is identified in the “Summary Compensation Table” elsewhere in this Proxy Statement and by all directors and executive officers of the Company as a group (including shares which such persons may acquire pursuant to options that are exercisable as of June 1, 2026 or within 60 days thereafter). Each owner, except Mr. Shore, holds sole voting power and sole dispositive power over the shares of Common Stock listed below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Emily J. Groehl	20,250	(a)	*
Yvonne Julian	17,750	(b)	*
Brian E. Shore	1,202,515	(c)	5.7%
Carl W. Smith	24,250	(d)	*
D. Bradley Thress	18,750	(e)	*
Steven T. Warshaw	33,000	(f)	*
Mark A. Esquivel	134,375	(g)	*
Christopher J. Goldner	3,250	(h)	*
Cory Nickel	49,548	(i)	*
Constantine Petropoulos	2,500	(j)	*
John Jamieson	2,500	(k)	*
All directors and executive officers as a group (11 persons)	1,508,688	(l)	7.1%

____________

*        Less than 1%

(a)      Includes 19,250 shares which Ms. Groehl may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(b)      Consists of 17,750 shares which Ms. Julian may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(c)      See note (c) to the table under “Stock Ownership — Principal Shareholders” for information with respect to these shares.

(d)      Includes 19,250 shares which Mr. Smith may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(e)      Includes 17,750 shares which Mr. Thress may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(f)      Includes 19,250 shares which Mr. Warshaw may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(g)      Includes 119,375 shares which Mr. Esquivel may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(h)      Consists of 3,250 shares which Mr. Goldner may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(i)      Includes 49,125 shares which Mr. Nickel may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(j)      Includes 2,500 shares which Mr. Petropoulos may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(k)      Includes 2,500 shares which Mr. Jamieson may acquire pursuant to options exercisable as of, or within 60 days after, June 1, 2026.

(l)      Consists of 1,082,438 shares beneficially owned by directors, director nominees and executive officers and 426,250 shares issuable to directors and executive officers upon exercise of options that are exercisable as of June 1, 2026 or will become exercisable within 60 days thereafter.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board to be elected at the Meeting consists of six members. Proxies solicited by the Board will be voted in accordance with their terms and, in the absence of contrary instructions, for the election as directors of the nominees whose names appear in the following table. Elected directors will serve for a one-year term and until their successors are duly elected and qualified, or until such director’s earlier resignation, retirement or other termination of service. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a director if elected by the shareholders. If any of the nominees does not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited by the Board will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. Each of the six nominees who receives a majority of the votes cast online at the Meeting or by proxy shall be elected, and abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board recommends that shareholders vote “FOR” each of the six nominees as a director of the Company.

Each of the nominees is presently a member of the Board.

Name	Positions with the Company	Age	Director Since
Emily J. Groehl	Director	79	2010
Yvonne Julian	Director	73	2021
Brian E. Shore	Director, Chairman of the Board and Chief Executive Officer	74	1983
Carl W. Smith	Director	78	2015
D. Bradley Thress	Director	64	2021
Steven T. Warshaw	Director	77	2004

Nominees’ Principal Occupations, Business Experience, Qualifications and Directorships

Emily J. Groehl has been a director of the Company since May 2010. Ms. Groehl retired as Senior Vice President, Sales and Marketing of the Company in June 2005 after 20 years of service to the Company. Ms. Groehl served as Senior Vice President, Sales and Marketing of the Company from May 1999 until her retirement. From June 1985, when Ms. Groehl joined the Company, until May 1999, she held a number of positions of increasing responsibility within the Company. Prior to joining the Company, Ms. Groehl had been National Sales Manager of Polyclad Laminates, Inc. from 1980 to 1985, after beginning her career in the electronics materials industry in 1969 with Atlantic Laminates, and continuing with Oak Industries, which acquired Atlantic Laminates, until 1980. Ms. Groehl’s background with the Company and extensive experience enable her to provide the Board and the Company with valuable perspectives on the Company’s operations, culture and corporate planning and budgeting and on its marketing and sales efforts and programs.

Yvonne Julian has been a director of the Company since May 2021. Ms. Julian enjoyed a 36-year career with The Dow Chemical Company from which she retired in 2015. Yvonne started her career at Dow in 1979 as a Research Assistant working on projects related to preparing Dow to enter the polycarbonate market. She began her Dow sales career as a Trainee and Sales Representative in 1983. Ms. Julian was promoted to Global Account Executive in 1990 and served in positions of increasing responsibility until her retirement. In each of these positions, Ms. Julian was responsible for the Company’s account with Dow, and in such capacity, worked seamlessly with Park on joint strategies, new products and other matters. Prior to joining The Dow Chemical Company, Ms. Julian was a Laboratory Technician with the Institute of Gas Technology, and previously held a similar position with the McCrone Research Institute, both located in the Chicago, Illinois area. Today, Ms. Julian serves as Vice President and member of the Executive Leadership Team of the Greenville Center for Creative Arts. She previously served on the board of directors of Hightowers Petroleum Company. Ms. Julian received a Bachelor of Science degree in Chemistry with honors from the Illinois Institute of Technology in Chicago, Illinois, and a Master of Business Administration degree in Operations Management from Golden Gate University in San Francisco, California. Ms. Julian’s decades of experience in the industrial materials and chemicals industries and her experience working with Park as a customer enable her to provide the Board and the Company with important insights into the aerospace composite materials and structures industries.

Brian E. Shore has been a director of the Company since 1983, Chief Executive Officer since 1996 and Chairman of the Board since July 2004. He was also President of the Company from 1996 until July 28, 2014. Mr. Shore has been an employee of the Company since 1988. As the Company’s Chief Executive Officer, Mr. Shore brings to the Board significant senior leadership and financial, business and industry experience. As Chief Executive Officer, Mr. Shore has direct responsibility for the Company’s strategy and operations. Mr. Shore has significant executive experience with the strategic, financial, and operational requirements of the Company and extensive and intimate knowledge of the Company and its operations, personnel and financial resources.

Mr. Shore brings tremendous knowledge of the Company and the global aerospace industry to the Board. In addition, he brings his broad strategic vision for the Company to the Board. Mr. Shore’s service as the Chairman of the Board and the Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the Company’s business. In addition, having the Chief Executive Officer, and Mr. Shore in particular, on the Board provides the Company with decisive and effective leadership.

Carl W. Smith has been a director of the Company since July 2015. Mr. Smith has many years of manufacturing and management experience in the aerospace composite materials industry. Mr. Smith provided consulting services to the Company from 2009 to 2012, primarily for the Company’s aerospace composite materials, structures and assemblies business in Newton, Kansas. From 2000 to 2007, Mr. Smith was employed by Reinhold Industries, Inc., a manufacturer of structural and other components for the aircraft and aerospace industries, including composite seats, where, from 2004 to 2007, he was Assistant to the Chief Executive Officer, working primarily on aircraft composite seat manufacturing and Federal Aviation Administration certification of laminate manufacturing and testing; and from 2000 to 2004, he was Chief Executive Officer of Samuel Bingham Enterprises, Inc., a subsidiary of Reinhold Industries and a manufacturer of rubber and urethane rolls for the graphic arts and industrial markets. In 2006 and 2007 Mr. Smith served as Vice President of Advanced Composite Operations of the Company. He first joined the Company in April 1998 as Vice President of Operations of the Company and Chief Operating Officer of Nelco International Corporation, a wholly-owned subsidiary of the Company, and was elected Senior Vice President of North American Operations of the Company in May 1999, a position which he held until March 2000. From 1983 to 1998, Mr. Smith held various management and technical positions with Fiberite, Inc., a composite materials company, and its parent company ICI Composites, Inc.. Mr. Smith was President and Chief Operating Officer of Fiberite, Inc. from 1995 to 1997, when the company was purchased by Cytec Industries, Inc., a manufacturer of advanced composite materials for the aerospace, military, commercial and recreational markets now owned by Solvay S.A. Mr. Smith stayed on as Vice President of Operations for the acquired company, renamed Cytec Fiberite, Inc., from 1997 to 1998. From 1976 to 1983, he held various technical positions with Martin Marietta Corporation, General Dynamics Convair and Composite Optics, Inc. Mr. Smith’s twenty years of broad and extensive background and experience in the aerospace advanced composite materials industry, and in the manufacturing operations of aerospace composite materials manufacturers, enable him to provide the Board and the Company with insight into the aerospace advanced composite materials industry.

D. Bradley Thress has been a director of the Company since February 2021. Mr. Thress was President and Chief Executive Officer of FlightSafety International,. a Berkshire Hathaway company in Columbus, Ohio, which is the world’s pre-eminent professional pilot training company, from February 2020 until his retirement in October 2024. FlightSafety operates learning centers in 11 countries, employs over 1,800 highly experienced professional instructors and offers more than 4,000 courses for pilots, technicians, flight attendants and dispatchers. From 1992 through February 2020, Mr. Thress worked for Textron Aviation and held a number of key positions at that company, including Senior Vice President of Global Parts, Programs and Flight Operations, Senior Vice President of Engineering, Senior Vice President of Business Jets and Senior Vice President of Customer Service. Mr. Thress started at Textron Aviation as a Demonstration Pilot. Textron Aviation, which is a subsidiary of Textron, Inc., is a world leading manufacturer of business jets, turboprops and other aircraft. From 1984 to 1992, Mr. Thress served in the United States Air Force as a T-38A Instructor Pilot, a KC-135R Aircraft Commander and a T-38A and AT-38B Detachment Commander, among other positions. Mr. Thress received a Bachelor of Engineering Science and Mechanics degree from the University of Tennessee in Knoxville, Tennessee and a Master of Business Administration degree from Baker University in Overland Park, Kansas. Mr. Thress’ broad and extensive background and experience in the aircraft industry will enable him to provide the Board and the Company with important insights into the aerospace industry generally.

Steven T. Warshaw has been a director of the Company since 2004. Mr. Warshaw was Chairman of the Board, President and Chief Executive Officer of M Cubed Technologies, Inc., a manufacturer of ceramic materials for semiconductor equipment and armor applications, in Monroe, Connecticut from July 2002 to October 2005 and President, Hexcel Schwebel Division, Hexcel Corporation, a supplier of specialized fabrics for reinforcement of laminates used in printed circuit boards and in commercial aerospace, recreation and other industrial applications, in Anderson, South Carolina, from April 2000 to November 2001. Hexcel Schwebel was and is a supplier of raw materials to the Company. Prior to 2000, Mr. Warshaw was Senior Vice President, World Wide Sales and Marketing, of Photronics, Inc., a manufacturer of photomasks used to transfer circuit patterns onto semi-conductor wafers, in Brookfield, Connecticut, from February 1999 to April 2000 and President, Olin Microelectronic Materials, a supplier of advanced chemicals and related products, in Norwalk, Connecticut, from January 1996 to January 1999. Prior to 1996, Mr. Warshaw worked in numerous financial and management leadership positions with Olin Corporation (including Vice President, Strategic Development and Finance of Olin Chemicals Group, Vice President and General Manager of Olin Performance Urethanes, and President of Olin CIBA-Geigy (OCG) Microelectronic Materials). The Board has determined that Mr. Warshaw is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. Mr. Warshaw was a director of NN, Inc. from 1997 to May 2021, and he was chair of the compensation committee of the board of directors and a member of the audit committee of the board of directors of NN, Inc. Mr. Warshaw has extensive experience with corporate management, financial and accounting matters, evaluating financial results and overseeing the financial reporting process of a publicly owned corporation. In addition, his experience with Hexcel Corporation enables him to provide the Board and the Company with insight into the aerospace industry.

There are no family relationships among any of the nominees named above or among any of such nominees and any of the other executive officers of the Company.

The Company was not during the 2026 fiscal year, and is not, engaged in any transaction with Emily J. Groehl, Yvonne Julian, Carl W. Smith, D. Bradley Thress or Steven T. Warshaw.

Director Independence

The Board believes that at least a majority of the directors on the Board should be independent. The Board recently undertook its annual review of director independence in accordance with the applicable rules of the New York Stock Exchange. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board is required to make a subjective determination that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Emily J. Groehl, Yvonne Julian, Carl W. Smith, D. Bradley Thress and Steven T. Warshaw, each of whom is a current director and nominee, and Dale Blanchfield and Shane Connor, each of whom served as a director during a portion of the 2026 fiscal year, has no material relationship with the Company and is, or during the period of such person’s service as a director was, ‘independent’ as required by and as defined in the director independence standards of the New York Stock Exchange.

Board Committees

The Company’s Audit Committee currently consists of Emily J. Groehl, Yvonne Julian, Carl W. Smith and Steven T. Warshaw, with Mr. Warshaw as Chair of such Committee. The Board has determined that Mr. Warshaw is an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission and that each of Messrs. Smith and Warshaw and each of Ms. Julian and Ms. Groehl is “independent” as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission and of the New York Stock Exchange and has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The designation as an “audit committee financial expert” does not impose on such person any duties, responsibilities, obligations or liabilities that are greater than those which are generally imposed on each member of the Audit Committee and the Board, and such designation does not affect the duties, responsibilities, obligations or liabilities of any other member of the Committee or the Board. The duties and responsibilities of the Audit Committee are set forth in a written charter of such Committee and are described elsewhere in this Proxy Statement under the caption “Other Matters — Audit Committee Report”. The Audit Committee also issues the Audit Committee Report required to be included in the Company’s Proxy Statement by rules of the Securities and Exchange Commission. The Audit Committee Report for the Company’s 2026 fiscal year is set forth elsewhere in this Proxy Statement under the caption “Other Matters — Audit Committee Report”.

The Company has a Compensation Committee currently consisting of Emily J. Groehl, Carl W. Smith, D. Bradley Thress and Steven T. Warshaw and a Stock Option Committee currently consisting of Emily J. Groehl, Carl W. Smith, D. Bradley Thress and Steven T. Warshaw. Ms. Groehl is Chair of the Compensation Committee, and Mr. Thress is Chair of the Stock Option Committee. Each member of the Compensation and Stock Option Committees is “independent” as required by and as defined in the compensation committee independence standards of the New York Stock Exchange. The functions of the Compensation and Stock Option Committees are set forth in written charters of such Committees adopted by the Board, and such functions are described elsewhere in this Proxy Statement under the caption “Named Executive Officer Compensation — Compensation Discussion and Analysis — Board Process”.

The Company has a Nominating Committee currently consisting of Emily J. Groehl, Yvonne Julian, D. Bradley Thress and Steven T. Warshaw, with Ms. Julian as Chair of such Committee. The functions of the Nominating Committee, which include to identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board and to oversee the evaluation of the Board and the Company’s management, are set forth in a written charter of such Committee adopted by the Board. The Nominating Committee nominated Emily J. Groehl, Yvonne Julian, Brian E. Shore, Carl W. Smith, D. Bradley Thress and Steven T. Warshaw as nominees for election as directors at the Meeting.

The Company has a Corporate Governance Committee currently consisting of Emily J. Groehl, Carl W. Smith, D. Bradley Thress and Steven T. Warshaw, with Mr. Smith as Chair of such Committee. The functions of the Corporate Governance Committee, which include to advise the Board with respect to Board composition, procedures and committees and to develop and recommend to the Board proposed changes to the Company’s corporate governance principles and policies, are set forth in a written charter of such Committee adopted by the Board.

Each member of the Compensation, Stock Option, Nominating and Corporate Governance Committees is “independent” as required by and as defined in the director independence standards of the New York Stock Exchange.

The charters of the Audit, Compensation, Stock Option, Nominating and Corporate Governance Committees are available on the Company’s website at www.parkaerospace.com under the caption “Shareholders — Charters and Codes” as required by rules of the New York Stock Exchange. In addition, the charters of such Committees are available in print to any shareholder upon request submitted to the Company’s office at 1400 Old Country Road, Westbury, New York 11590.

During the Company’s last fiscal year, the Board met six times and authorized action by unanimous written consent on ten occasions, the Audit Committee met five times, the Nominating Committee met once, the Corporate Governance Committee met once, the Compensation Committee met once, the Stock Option Committee met once, and the independent directors met in executive session without management one time. At each meeting of the independent directors, the Lead Independent Director presides. The functions of the Lead Independent Director are described elsewhere in this Proxy Statement under the caption “Board Leadership Structure”. Each of the directors attended more than 75% of all of the meetings held by the Board and each committee thereof of which such director was a member during the Company’s last fiscal year.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees. Management of the Company is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to Company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic briefings on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to manage risk. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the Board’s oversight of business and strategic developments. In other cases, a Board committee is responsible for oversight of specific risk topics. The Audit Committee oversees issues related to internal control over financial reporting and information systems and cybersecurity risk, the Compensation Committee reviews risks that may be implicated by the Company’s compensation programs, as discussed below, and the Corporate Governance Committee oversees risks related to governance policies and practices. The Board and Board committees generally discuss relevant risks and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activities of the Company. In addition, the Board receives presentations during the year from management regarding specific potential risks and trends as necessary. At each Board meeting, the Chief Executive Officer addresses matters of particular importance or concern, including any significant areas of risk requiring Board attention. The Board believes that the practices described above, and the current leadership structure, facilitate effective Board oversight of the Company’s significant risks.

Risk Assessment in Compensation Programs

The Board has assessed the Company’s compensation programs and has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Chairman of the Board.    Brian E. Shore has served as the Company’s Chairman of the Board and Chief Executive Officer since 2004. The Board believes that having a combined Chairman of the Board and Chief Executive Officer and independent members of the Board, with a lead independent director, provides the best board leadership structure for the Company. This structure, together with the Company’s other corporate governance practices, provides independent oversight of management while ensuring clear strategic alignment throughout the Company. Specifically, Mr. Shore proposes strategic priorities to the Board, communicates the Board’s guidance to management, and is ultimately responsible for implementing the Company’s key strategic initiatives. The Board has determined that this leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership. Given the current regulatory and market environments, the Board believes that having one leader serving as both the Chairman of the Board and Chief Executive Officer provides decisive and effective leadership.

Lead Independent Director.    D. Bradley Thress has served as the Company’s Lead Independent Director since October 2025. Pursuant to the Company’s Corporate Governance Guidelines, as amended, the independent directors of the Board will annually elect by majority vote a Lead Independent Director, who may be removed or replaced at any time with or without cause by a majority of the independent directors. The Lead Independent Director has the authority to call meetings of the non-management directors or the independent directors; develops agendas for meetings of the non-management directors or independent directors in consultation with the Chairman and Chief Executive Officer; presides at all meetings and executive sessions of the non-management directors or independent directors; provides input on the agenda for meetings of the Board; leads the independent directors in the annual evaluation of the performance of the Chief Executive Officer and communicates that evaluation to the Chief Executive Officer; consults with the Chairman on other matters that are pertinent to the Board and the Company; and has such other powers and responsibilities as requested by the Board.

Annual Meeting Attendance

It is the Company’s policy that all directors are invited to and encouraged to attend Annual Meetings of Shareholders, and all the members of the Board attended the Annual Meeting of Shareholders held virtually on July 22, 2025.

Director Compensation

Each director who is not an employee of the Company or any of its subsidiaries receives a fee of $28,000 per annum for services as a director; the Lead Independent Director receives an additional fee of $10,000 per annum for services as such director; each member of the Audit Committee, other than the Chairman of the Committee, receives a fee of $2,000 per annum for services as a member of the Committee, and the Chairman of the Audit Committee receives a fee of $7,000 per annum for services as Chairman of the Committee; each member of the Compensation Committee receives a fee of $2,000 per annum for services as a member of such Committee; and each director and each Committee member is reimbursed for travel expenses incurred in attending meetings of the Board and of Committees of the Board. Each director may also receive a stock option grant in the discretion of the Stock Option Committee. The Company does not provide stock awards, non-equity incentive plan compensation or non-qualified deferred compensation earnings.

The following table shows all the compensation paid by the Company for the most recent fiscal year, March 3, 2025 to March 1, 2026 for each of the directors of the Company, other than Brian E. Shore. Mr. Shore did not receive any compensation in his capacity as a director. Mr. Shore’s compensation is set forth elsewhere in this Proxy Statement under the caption “Named Executive Officer Compensation — Summary Compensation Table”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(a)	Total
Emily J. Groehl	$32,000	$12,180	$44,180
Yvonne Julian	$29,225	$12,180	$41,405
Carl W. Smith	$34,500	$12,180	$46,680
D. Bradley Thress	$33,346	$12,180	$45,526
Steven T. Warshaw	$35,063	$12,180	$47,243
Dale Blanchfield(b)	$21,000	$—	$21,000
Shane Connor(c)	$14,000	$—	$14,000

____________

(a)      The amounts in this column are the grant date fair values of stock options granted to each of the named directors during or for the 2026 fiscal year, estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: a risk-free interest rate of 4.35%, based on U.S. Treasury rates at the date of grant with maturity dates approximately equal to the estimated term of the options at the date of grant; expected volatility of 27.28%, based on historical volatility of the Company’s common stock; expected dividend yield of 3.57%, based on the regular quarterly cash dividend per share most recently declared by the Company; an estimated 9.18 year term of the options, based on evaluations of the historical and expected future employee exercise behavior; and on the exercise price of $14.00 of the option granted. These amounts do not correspond to the actual value that will be realized by the directors if and when they exercise the options. At March 1, 2026, the end of the Company’s last fiscal year, Ms. Groehl held outstanding stock options for 24,500 shares of Common Stock, Ms. Julian held outstanding stock options for 23,000 shares of Common Stock, Mr. Shore held outstanding stock options for 200,000 shares of Common Stock (see the Summary Compensation Table below), Mr. Smith held outstanding stock options for 24,500 shares of Common Stock, Mr. Thress held outstanding stock options for 23,000 shares of Common Stock, and Mr. Warshaw held outstanding stock options for 24,500 shares of Common Stock.

(b)      Mr. Blanchfield retired from the Board of Directors as of July 22, 2025.

(c)      Mr. Connor was not renominated for election to the Board of Directors and ceased serving as a director as of July 22, 2025.

Director Stock Ownership Guideline

During the Company’s 2013 fiscal year, the Board resolved that after a reasonable period of time each director should own approximately 1,000 or more shares of Common Stock. All the directors who were elected prior to 2021 satisfy such guideline.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

General.    The Company’s compensation of its named executive officers is composed of annual base salary, annual discretionary cash bonus, annual stock option grant, the annual profit sharing contribution under the Company’s Employees’ Profit Sharing and 401(k) Retirement Savings Plan (the “Profit Sharing Plan”) and modest perquisites. The Company does not have employment agreements or employment termination or severance agreements or change-of-control agreements with any of its executive officers, other than (i) a provision in the Company’s 2002 Stock Option Plan that in the event of a “Change in Control”, as defined in such Plan, any outstanding options will become fully exercisable and (ii) a provision in the Company’s 2018 Stock option Plan that in the event of “Change of Control”, as defined in such Plan, the Stock Option Committee may take such actions as it deems appropriate to provide for accelerated vesting of outstanding unvested options unless the successor or acquirer company assumes or substitutes the options outstanding under the Plan with successor or acquirer options equal in value to options outstanding at the time of the “Change of Control” in which case accelerated vesting will occur only upon involuntary termination of employment without “Cause”, as defined in such Plan, or voluntary termination of employment for “Good Reason”, as defined in such Plan, within one year after the “Change of Control”, all as described under “Named Executive Officer Compensation — Employment, Severance and Change-in-Control Agreements” elsewhere in this Proxy Statement. The Compensation Committee fully supports and endorses this compensation structure, which is designed to provide fair current income to the Company’s named executive officers, a discretionary cash award for individual and enterprise performance, equity participation in the Company’s long-term performance as assessed by the capital markets in which the Company’s common stock is traded and participation in the Company’s profits through discretionary awards to the Profit Sharing Plan.

It is difficult for the Company to ascertain meaningful comparisons because the Company has few, if any, peer-group companies which disclose compensation information since most of its competitors are privately owned or are divisions or business units or subsidiaries of larger publicly owned companies which do not disclose compensation information about the officers of the divisions, business units or subsidiaries of the companies that would serve as a basis for comparison. The Company’s compensation of its senior management is also intended to align management’s incentives with the long-term interests of the Company’s shareholders and to be fair and equitable to the individual and to the Company’s employees and shareholders.

The Compensation and Stock Option Committees determine specific amounts of salary increases, if any, bonuses, if any, and stock option awards, if any, based generally on the Chief Executive Officer’s and the Committees’ subjective view of the Company’s results of operations, the overall performance of each individual, any changes in functional responsibility, promotions, the significance of the individual’s position to the Company, the individual’s experience and expertise, information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company and the Company’s overall results of operations.

The Compensation Committee does not consider specific items of corporate or individual performance, other than the Company’s overall results of operations, in setting compensation policies and making compensation decisions. Consequently, specific forms of compensation are not structured and implemented to reflect any specific performance items. In addition, there are no target levels with respect to certain performance-related factors, and the Committee does not utilize or consider any pre-determined or other objective criteria.

The Company and the Compensation Committee informally gather information as to compensation levels of comparable companies in the same geographic location as the Company, but the Company does not engage in benchmarking total compensation or any element of compensation. The Company’s conduct in informally gathering information consists primarily of the Committee members’ and the Chief Executive Officer’s receipt of anecdotal information, proxy statements of other companies, which they receive because of their personal investments or otherwise, and information in newspapers, magazines and other publications. The Committee and the Chief Executive Officer consider this information in an informal way to assist them in understanding the state of the market for executive talent generally and in their deliberations and efforts to provide fair and equitable compensation to the Company’s executive officers and other employees.

The amounts of compensation awarded for each element of the Company’s compensation program (i.e., salary increases, bonuses and stock options) are subjective and not based on any formula or any pre-determined or other objective criteria. The Compensation Committee’s subjective assessments of the Company’s overall results of operations include the Company’s gross operating margins, operating income, net income and earnings before interest, taxes, depreciation and amortization. The Committee’s assessment of an executive’s overall performance may include such performance factors as leadership qualities, intensity of efforts, cost containment efforts and the success of product promotions. These qualitative inputs are not translated into objective pay determinations for the amounts of salary increases, bonuses or stock option grants.

Base Salaries.    Salaries of executive officers are determined based on the significance of the position to the Company, individual experience and expertise, individual performance and information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company, except the salary of the Chief Executive Officer, who has declined to accept the Compensation Committee’s offer of a salary increase each year since the Company’s 2001 fiscal year and has voluntarily reduced his salary since the 2019 fiscal year, as described below. The Compensation Committee reviews the salary of each executive officer annually and makes adjustments as appropriate, taking into account the recommendations of the Chief Executive Officer.

The Compensation Committee generally provides annual increases in base salaries to compensate for general inflation and cost-of-living increases and occasional, special increases as a result of changes in functional responsibility, promotions, extraordinary efforts, or special accomplishments and the other factors described elsewhere in this “Compensation Discussion and Analysis”.

As previously reported by the Company, the Chairman of the Board and Chief Executive Officer, Brian E. Shore, voluntarily reduced his annual salary from $250,000 to $220,000 for the 2021 fiscal year, and he has continued this voluntary salary reduction for the 2022 through 2026 fiscal years, after voluntarily reducing his annual salary from $357,760 to $250,000 for the 2019 fiscal year and continuing this voluntary salary reduction for the 2020 fiscal year. Mr. Shore reduced his salary by $10,700 during the 2022 fiscal year fourth quarter to offset the cost of a New Year’s bonus paid to employees of the Company in appreciation of their dedication and commitment to the Company. As stated in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 10, 2020, Mr. Shore’s voluntary $30,000 reduction of his annual salary in the 2021 fiscal year was intended to pay for the portion of the increase, in such fiscal year, to the cost of the Company’s medical insurance plan which otherwise would need to be paid for by the Company’s employees through increases to their weekly medical insurance plan contributions. Mr. Shore did not want the Company’s employees to pay more for their medical insurance coverage. Mr. Shore reduced his salary by $19,500, $11,000 and $5,200 during the 2025, 2024 and 2023 fiscal year fourth quarters, respectively, to offset the costs of Christmas bonuses paid to employees of the Company.

Discretionary Annual Bonuses.    Decisions as to the award of cash bonuses to executive officers with respect to each fiscal year are made after the close of the fiscal year. The amount awarded to each executive officer is based on the Company’s overall performance, individual performance, base salary level, bonuses paid in prior years and overall equity and fairness, except the Chief Executive Officer, who has declined to accept the Compensation Committee’s offer of a bonus each year since the Company’s 2001 fiscal year, except for bonuses for the 2008 through 2014 fiscal years, which he donated in their entirety to charity.

The amounts of bonuses for other named executive officers are based on the Chief Executive Officer’s subjective assessments of the individual’s overall performance and the other factors described elsewhere in this “Compensation Discussion and Analysis” and his recommendations to the Compensation Committee, which the Committee then reviews with the Chief Executive Officer and approves as appropriate.

Equity Compensation.    The only form of equity compensation that the Company has awarded consists of incentive stock options and non-qualified stock options under the Company’s stock option plans.

The Stock Option Committee determines the timing of the grant of options and the number of options that it considers appropriate for each executive officer and other key employees of the Company. With the exception of significant promotions and significant new hires, the Stock Option Committee generally grants stock options under the Company’s plan once each year following the availability to the Stock Option Committee of the financial results of operations of the Company for the prior fiscal year, the business plans of the Company for the current fiscal year and the recommendations of the Chief Executive Officer of the Company. The Stock Option Committee provides annual stock option grants based generally on the individual’s position in the Company, the individual’s salary level, the amounts of grants in the past and the total amount expected to be expensed by the Company in the fiscal year for stock option grants and, for named executive officers other than the Chief Executive Officer, the Chief Executive Officer’s subjective view of the individual’s overall performance, the other factors described elsewhere in this “Compensation Discussion and Analysis” and his recommendations to the Committee, which the Committee then reviews with the Chief Executive Officer. In granting stock options, the Stock Option Committee generally does not consider the equity ownership levels of the recipients. The Stock Option Committee has the sole authority to grant stock options and has not delegated any authority to grant stock options.

The Company has not had, and does not have, a program, plan or practice to select the dates of grants of stock options to executive officers or to any employee or director of the Company in coordination with the release of material non-public information. The Company does not plan to time, and it has not previously timed, its release of material non-public information for the purpose of affecting the value of executive compensation. In addition, the Company does not have a program, plan or practice of granting stock options and setting the exercise price or prices of such options based on the fair market value of the Company’s Common Stock on a date other than the grant date. Pursuant to the terms of the Company’s 2002 Stock Option Plan, which was approved by the shareholders of the Company at the Annual Meeting of Shareholders held on July 17, 2002 and which terminated as to the granting of new awards on May 21, 2018, and the 2018 Stock Option Plan, which was approved by the shareholders of the Company at the Annual Meeting of Shareholders held on July 24, 2018 and amended by the shareholders of the Company at the Annual Meeting of Shareholders held on July 18, 2024, the purchase price of the Common Stock under each stock option granted by the Company is no less than the fair market value of the Common Stock at the time of grant, which, pursuant to the terms of such Plans, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option is granted.

Severance Benefits.    The Company does not have a policy to provide specified severance benefits to employees whose employment is terminated by the Company and does not have employment, termination or severance agreements or change-in-control agreements in place with any of its named executive officers, except for (i) a provision in the Company’s 2002 Stock Option Plan that in the event of a “Change in Control”, as defined in such Plan, any outstanding options will become fully exercisable and (ii) a provision in the Company’s 2018 Stock Option Plan that in the event of “Change of Control”, as defined in such Plan, the Stock Option Committee may take such actions as it deems appropriate to provide for accelerated vesting of outstanding unvested options unless the successor or acquirer company assumes or substitutes the options outstanding under the Plan with successor or acquirer options equal in value to options outstanding at the time of the “Change of Control” in which case accelerated vesting will occur only upon involuntary termination of employment without “Cause”, as defined in such Plan, or voluntary termination of employment for “Good Reason”, as defined in such Plan, within one year after the “Change of Control”, all as described under “Employment, Severance and Change-in-Control Agreements” elsewhere in this Proxy Statement.

Retirement Benefits.    The Board decides annually the amount of the Company’s contribution to the Profit Sharing Plan, which is described elsewhere in this Proxy Statement under the caption “Summary Compensation Table”. The amount of such contribution is discretionary, but may not exceed 25% of the total remuneration paid to eligible employees or such other amount as is allowed under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to this limit, the Board determines the amount to be contributed for each year based on the Company’s overall performance, the amounts contributed in prior years, the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting and recommendations from the Company’s Chief Executive Officer. The Summary Compensation Table sets forth the profit sharing contributions made for the benefit of the named executive officers for the 2026, 2025, and 2024 fiscal years.

When the Company calculates overall compensation for its senior management, it considers the benefits expected to be received under the Profit Sharing Plan.

Perquisites and Other Benefits.    The only perquisites for senior managers are the provision of automobiles leased or owned by the Company to certain executive officers and other members of management.

Senior management also participates in the Company’s other employee benefit plans on the same terms as other employees. These plans include medical, dental and life insurance.

Board Process.    The Compensation Committee of the Board approves all salary and bonus compensation and the Stock Option Committee of the Board approves all grants of stock options for executive officers. Executive officers include the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the “Summary Compensation Table” elsewhere in this Proxy Statement. The Compensation Committee and the Stock Option Committee review the performance and compensation of the Chief Executive Officer and, following discussions with him, establish his compensation level. As he has in the past since the Company’s 2001 fiscal year, the

Chief Executive Officer declined to accept the Compensation Committee’s offer of a salary increase and, as disclosed elsewhere in this Proxy Statement and as previously reported by the Company, the Chief Executive Officer voluntarily reduced his annual salary from $250,000 to $220,000 for the 2021 fiscal year, and he has continued this voluntary salary reduction for the 2022 through 2026 fiscal years, after voluntarily reducing his annual salary from $357,760 to $250,000 for the 2019 fiscal year and continuing this voluntary salary reduction for the 2020 fiscal year. The Chief Executive Officer reduced his salary by $10,700 during the 2022 fiscal year fourth quarter to offset the cost of a New Year’s bonus paid to employees of the Company in appreciation of their dedication and commitment to the Company. Mr. Shore reduced his salary by $19,500, $11,000 and $5,200 during the 2025, 2024 and 2023 fiscal year fourth quarters, respectively, to offset the costs of Christmas bonuses paid to employees of the Company. For the other executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee and to the Stock Option Committee. The amount of discretionary contributions to the Profit Sharing Plan for each fiscal year is determined by the Board taking into account the recommendations of the Chief Executive Officer.

The Board, the Compensation Committee and the Stock Option Committee, as the case may be, use no set formulas in making their determinations and may ascribe different weight to different factors for each executive officer. The weight ascribed to each factor may vary from year to year.

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code prohibits the deduction of otherwise deductible compensation in excess of $1 million per year paid to the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the “Summary Compensation Table for 2026, 2025, and 2024 Fiscal Years” elsewhere in this Proxy Statement.

Shareholder Vote on Executive Compensation.    The Company has considered the results of the most recent shareholder advisory vote on executive compensation required by the Securities and Exchange Commission’s proxy rules in determining its compensation policies and decisions. In light of the high level of support the proposal to approve the compensation of the named executive officers received at the July 22, 2025 Annual Meeting and at prior Annual Meetings, the Company’s compensation policies and decisions, explained in detail in this “Compensation Discussion and Analysis”, continue to be designed to focus on pay for performance and to align the long-term interests of the Company’s executive officers with the long-term interests of the Company’s shareholders. The Company will include a shareholder vote on executive compensation in its proxy materials each year until the next required vote on the frequency of shareholder votes on executive compensation or until the Company’s Board of Directors otherwise determines that a different frequency is in the best interests of the Company and its shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company; and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Emily J. Groehl, Chair Carl W. Smith D. Bradley Thress Steven T. Warshaw

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee were independent directors during the 2026 fiscal year, and none of them is, or has been, an employee or officer of the Company, except that Emily Groehl was an employee of the Company prior to 2006 and a consultant of the Company prior to 2020, and Carl Smith was an employee of the Company prior to 2007 and a consultant of the Company prior to 2012. During the 2026 fiscal year, none of the Company’s executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on the Board or the Compensation Committee.

Summary Compensation Table for 2026, 2025 and 2024 Fiscal Years

The following table shows all the compensation paid by the Company for the last three completed fiscal years for the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and the Company’s two next most highly compensated executive officers serving in such capacity as of the last day of the Company’s most recently completed fiscal year, which was March 1, 2026.

Name and Principal Position	Year(a)	Salary	Bonus(b)	Option Awards(c)	All Other Compensation(d),	Total
Brian E. Shore	2026	$220,575	$—	$104,400	$6,617	$331,592
Chairman of the Board and	2025	$200,650	$—	$97,800	$4,805	$303,255
Chief Executive Officer	2024	$213,556	$—	$76,250	$5,917	$295,723
Mark Esquivel	2026	$260,575	$40,000	$95,700	$8,867	$405,142
President and	2025	$250,150	$35,000	$81,500	$6,213	$372,863
Chief Operating Officer	2024	$244,756	$30,000	$61,000	$7,266	$343,022
Constantine Petropoulos(e)	2026	$350,575	$18,000	$34,800	$10,517	$413,892
Chief Legal and Capital	2025	$20,192	$—	$—	$—	$20,192
Markets Officer
Cory Nickel	2026	$183,850	$12,500	$52,200	$6,197	$254,747
Senior Vice President and	2025	$178,650	$22,500	$48,900	$4,248	$254,298
General Manager	2024	$168,702	$20,000	$53,375	$4,547	$246,624
Christopher Goldner(f)	2026	$216,889	$18,000	$17,400	$6,957	$259,246
Vice President – Finance	2025	$210,300	$10,000	$13,040	$—	$233,340

____________

The salary amounts for the 2024 fiscal year consisted of 53 weeks. Mr. Shore has declined to accept the Compensation Committee’s offer of a salary increase and a bonus each year since the Company’s 2001 fiscal year, except for the bonuses for the 2008 through 2014 fiscal years, which he donated in their entirety to charity.

As disclosed elsewhere in this Proxy Statement and as previously reported by the Company, the Chief Executive Officer voluntarily reduced his annual salary from $250,000 to $220,000 for the 2021 fiscal year, and he has continued this voluntary salary reduction for the 2022 through 2026 fiscal years, after voluntarily reducing his annual salary from $357,760 to $250,000 for the 2019 fiscal year and continuing this voluntary salary reduction for the 2020 fiscal year. He volunteered such reduction without any consideration of the Chief Executive Officer pay ratio disclosed elsewhere in this Proxy Statement and, therefore, with no intention to affect such ratio. Mr. Shore reduced his salary by $10,700 during the 2022 fiscal year fourth quarter to offset the cost of a New Year’s bonus paid to employees of the Company in appreciation of their dedication and commitment to the Company. Mr. Shore’s voluntary $30,000 reduction of his annual salary in the 2021 fiscal year was intended to pay for the portion of the increase, in such fiscal year, to the cost of the Company’s medical insurance plan which otherwise would need to be paid for by the Company’s employees through increases to their weekly medical insurance plan contributions. Mr. Shore did not want the Company’s employees to pay more for their medical insurance coverage. Mr. Shore reduced his salary by $5,200 and $10,700 during the 2023 and 2022 fiscal year fourth quarters, respectively, and $19,500 and $11,000 during the 2025 and 2024 fiscal year fourth quarters, respectively, to offset the costs of bonuses paid to employees of the Company.

(a)      Information is provided for the Company’s fiscal years ended March 1, 2026, March 2, 2025, and March 3, 2024

(b)      The amounts of bonuses for the 2026, 2025, and 2024 fiscal years consist of discretionary annual bonuses.

(c)      The amounts in this column are the grant date fair values of stock options granted to each of the named executive officers for or during such fiscal years, estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for the fiscal year 2026 grant: a risk-free interest rate of 4.35%, based on U.S. Treasury rates at the date of grant with maturity dates approximately equal to the estimated term of the options at the date of grant; expected volatility of 27.28%, based on historical volatility of the Company’s common stock; expected dividend yield of 3.57%, based on the regular quarterly cash dividend per share most recently declared by the Company; an estimated 9.18 year term of the options, based on evaluations of the historical and expected future employee exercise behavior; and on the exercise price of $14.00 of the option granted. These amounts do not correspond to the actual value that will be realized by the named officers if and when they exercise the options.

(d)     The Company may make contributions to the Company’s Profit Sharing Plan, which vest in accordance with a graduated scale based on years of service of the employee with the Company. Substantially all full-time employees of the Company and its subsidiaries in the United States, including the Company’s executive officers, participate in the profit sharing portion of the Profit Sharing Plan, which is intended to provide retirement benefits to such employees and which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The amounts of profit sharing contributions, if any, by the Company and its subsidiaries to the accounts of participating employees are percentages of the eligible compensation of the participating employees up to a maximum amount of compensation for each employee established under the Code, which was $345,000 for the Company’s most recent fiscal year. The Board decides annually the amount of the Company’s profit sharing contribution, which is discretionary, but may not exceed 25% of the total remuneration paid to eligible employees or such other amount as is allowed under the Code. Subject to this limit, the Board determines the amount to be contributed for each year based on the Company’s overall performance, the amounts contributed in prior years, the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting and recommendations from the Company’s Chief Executive Officer. The percentages of compensation contributed to the Plan may vary between the Company and each subsidiary, but the percentage must be the same for each participating employee of the Company or the subsidiary, as the case may be. The amounts in this column are the contributions made for the benefit of the named executive officers for the 2026, 2025 and 2024 fiscal years.

(e)      Mr. Petropoulos rejoined the Company on February 10, 2025 as Senior Vice President — Administration and General Counsel and was elected Senior Vice President — Chief Legal and Capital Markets Officer of the Company on January 14, 2026.

(f)      Mr. Goldner joined the Company on March 4, 2024 and was elected Vice President — Finance of the Company on April 25, 2024.

Grants of Plan-Based Awards for 2026 fiscal Year

The only plans pursuant to which the Company has granted equity awards to its executive officers or other employees were the 2002 Stock Option Plan, which terminated on May 21, 2018, and its 2018 Stock Option Plan, which was approved by the shareholders of the Company at the Annual Meeting of Shareholders on July 24, 2018 and amended by the shareholders of the Company at the Annual Meeting of Shareholders on July 22, 2024. Both the 2002 Stock Option Plan and the 2018 Stock Option Plan were approved by the Company’s shareholders and provide for the grant of stock options to directors, key employees of the Company and consultants to the Company. Both the 2002 Stock Option Plan and the 2018 Stock Option Plan provide for the grant of both options which qualify as incentive stock options under the Code and non-qualified stock options. All options granted under both the 2002 Stock Option Plan and the 2018 Stock Option Plan have exercise prices equal to the fair market value of the underlying Common Stock of the Company on the dates of grant, which, in accordance with the terms of the Plans, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option was granted. Options granted under the Plans become exercisable 25% one year from the date of grant, with an additional 25% exercisable each succeeding anniversary of the date of grant, and expire 10 years from the date of grant. The 2002 Stock Option Plan and the 2018 Stock Option Plan are each administered by the Stock Option Committee.

The following table provides information with respect to options to purchase shares of Common Stock granted to the named executive officers in the Company’s last fiscal year; all of which were granted pursuant to the 2018 Stock Option Plan. The table provides no information regarding non-equity incentive plan awards or stock awards because the Company does not have any non-equity incentive plan and does not award stock to any of its executive officers or to any of its other employees.

Name	Grant Date(a)	All Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards $(/Sh)(b)	Grant Date Closing Price(b)	Grant Date Fair Value of Option Awards(c)
Brian E. Shore	06/13/25	30,000	$14.00	$14.00	$104,400
Mark A. Esquivel	06/13/25	27,500	$14.00	$14.00	$95,700
Constantine Petropoulos	06/13/25	10,000	$14.00	$14.00	$34,800
Cory Nickel	06/13/25	15,000	$14.00	$14.00	$52,200
Christopher Goldner	06/13/25	5,000	$14.00	$14.00	$17,400

____________

(a)      Grant date is the date on which stock options were granted to the named executive officers under the Company’s 2018 Stock Option Plan.

(b)      All options granted under the 2018 Stock Option Plan have exercise prices equal to the fair market value of the underlying Common Stock of the Company on the dates of grant, which, in accordance with the terms of such Plan, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option was granted. The reported closing price of the Common Stock on the New York Stock Exchange on June 13, 2025, the date of grant, was $14.00.

(c)      The value for options was estimated at the dates of grant using the Black-Scholes option-pricing model with the following assumptions: a risk-free interest rate of 4.35%, based on U.S. Treasury rates at the date of grant with maturity dates approximately equal to the estimated term of the options at the date of the grant; expected volatility of 27.28%, based on historical volatility of the Company’s Common Stock; expected dividend yield of 3.57%, based on the regular quarterly cash dividend per share most recently declared by the Company; an estimated 9.18 year term of the options, based on evaluations of the historical and expected future employee exercise behavior; and on the exercise price of $14.00 of the option granted. These amounts do not correspond to the actual value that will be realized by the named executive officers if and when they exercise the options.

Outstanding Equity Awards at 2026 fiscal Year-End

The following table provides information regarding unexercised stock options held by the named executive officers as of the end of the Company’s last fiscal year. The table provides no information regarding stock awards because the Company does not award stock to any of its executive officers or to any of its other employees.

All stock options held by the named executive officers and by all other employees of the Company as of March 3, 2024 were granted under the Company’s 2002 Stock Option Plan, which terminated with respect to granting new awards on May 21, 2018, and the 2018 Stock Option Plan. The Board adopted the 2018 Stock Option Plan, and the shareholders of the Company approved the 2018 Stock Option Plan at the Annual Meeting of Shareholders on July 24, 2018. The shareholders of the Company approved an amendment to the 2018 Stock Option Plan at the Annual Meeting of Shareholders on July 24, 2024. The Plans provide for the grant of stock options to directors and key employees of the Company and consultants to the Company. All options granted under such Plans have exercise prices equal to the market value of the underlying Common Stock of the Company on the dates of grant which, in accordance with such Plans, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option was granted. Options granted under the Plans become exercisable 25% one year after the date of grant, with an additional 25% becoming exercisable each succeeding anniversary of the date of grant, and expire ten years after the date of grant.

Name	Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(a)	Option Exercise Price ($)(b)	Option Expiration Date(c)
Brian E. Shore	5/7/2019	25,000	—	$14.44	5/7/2029
	4/9/2020	30,000	—	$11.58	4/9/2030
	4/2/2021	30,000	—	$12.80	4/2/2031
	4/12/2022	22,500	7,500	$11.06	4/12/2032
	5/1/2023	12,500	12,500	$13.08	5/1/2033
	6/18/2024	7,500	22,500	$13.26	6/18/2034
	6/13/2025	—	30,000	$14.00	6/13/2035
Mark A. Esquivel	5/7/2019	15,000	—	$14.44	5/7/2029
	4/9/2020	25,000	—	$11.58	4/9/2030
	4/2/2021	25,000	—	$12.80	4/2/2031
	4/12/2022	15,000	5,000	$11.06	4/12/2032
	5/1/2023	10,000	10,000	$13.08	5/1/2033
	6/18/2024	6,250	18,750	$13.26	6/18/2034
	6/13/2025	—	27,500	$14.00	6/13/2035
Constantine Petropoulos	6/13/2025	—	10,000	$14.00	6/13/2035
Cory Nickel	5/7/2019	750	—	$14.44	5/7/2029
	4/9/2020	3,000	—	$11.58	4/9/2030
	4/2/2021	8,000	—	$12.80	4/2/2031
	4/12/2022	9,750	3,250	$11.06	4/12/2032
	5/1/2023	8,750	8,750	$13.08	5/1/2033
	6/18/2024	3,750	11,250	$13.26	6/18/2034
	6/13/2025	—	15,000	$14.00	6/13/2035
Christopher Goldner	6/18/2024	1,000	3,000	$13.26	6/18/2034
	6/13/2025	—	5,000	$14.00	6/13/2035

____________

(a)      All options become exercisable 25% one year after the date of grant, with an additional 25% exercisable each succeeding anniversary of the date of grant.

(b)      Option exercise prices have been adjusted for the special cash dividends of $1.00 per share paid on February 20, 2020 and $1.00 per share paid on April 6, 2023.

(c)      All options expire ten years after the date of grant.

Option Exercises in 2026 fiscal Year

The following table provides information regarding the pre-tax value realized from the exercise of stock options by the named executive officers during the Company’s last completed fiscal year. The table provides no information regarding stock awards because the Company does not award stock to any of its executive officers or to any of its other employees, and the Company has not granted any stock appreciation rights.

Name	Option Awards
	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)(a)
Brian E. Shore	—	$—
Mark Esquivel	15,000	$116,700
Constantine Petropoulos	—	$—
Cory Nickel	250	$3,585
Christopher Goldner	—	$—

Pension Benefits and Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation Plans

The Company does not have a defined benefit pension plan and does not provide pension benefits for its executive officers or for any of its other employees, and the Company does not have any non-qualified supplemental pension, defined contribution or other deferred compensation plan for its executive officers or for any of its other employees.

Employment, Severance and Change-in-Control Agreements

All of the Company’s executive officers and other employees are employees-at-will, meaning that either the employee or the Company may terminate the employee’s employment at any time for any reason or for no stated reason and with or without an explanation. The Company does not have employment agreements or employment termination or severance agreements or change-in-control agreements with any of its executive officers, other than a provision in its 2002 Stock Option Plan that in the event of a “Change of Control” (as defined in such Plan) any outstanding options will become fully exercisable. The 2018 Stock Option Plan does not provide for the acceleration of the exercisability of outstanding options in the event of a “Change of Control” (as defined in the 2018 Stock Option Plan), if the successor/acquirer company assumes or substitutes the options outstanding under the Plan with successor/acquirer options equal in value to options outstanding at the time of the “Change of Control”. If the successor/acquirer assumes or substitutes the options outstanding under the Plan, accelerated vesting will occur only upon involuntary termination of employment without “Cause” (as defined in the 2018 Stock Option Plan) or voluntary termination of employment for “Good Reason” (as defined in the 2018 Stock Option Plan) within one year after the “Change of Control”.

If a “Change of Control”, as defined in the 2002 Stock Option Plan, had occurred on February 27, 2026, the last business day of the Company’s last completed fiscal year, the named executive officers could have realized the following values from the unexercisable stock options listed in the table elsewhere in this Proxy Statement under the caption “Outstanding Equity Awards at 2026 fiscal Year-End” (with value realized equaling the market value of the underlying shares of Common Stock on February 27, 2026, which is the reported closing price of the Common Stock on the New York Stock Exchange on such date, which was $26.42, less the exercise price, times the number of shares that could be acquired at that date, without deducting any taxes): Mr. Shore — $950,650; Mr. Esquivel — $798,500; Mr. Petropoulos — $124,200, Mr. Nickel — $500,995; and Mr. Goldner — $101,580.

Chief Executive Officer Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Securities and Exchange Commission (the “SEC”) adopted a rule in August 2015 requiring annual disclosure of the ratio of the annual total compensation of a company’s median employee to the annual total compensation of a company’s principal executive officer. The Company is providing the following information in accordance with this requirement.

In the 2026 fiscal year, the annual total compensation of Brian E. Shore, the Company’s Chief Executive Officer, was $331,592, and the annual total compensation of the Company’s median employee was $60,648. Consequently, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the annual total compensation of the Company’s median employee was 5.5 to 1.

The employee population used to identify the Company’s median employee for the 2026 fiscal year included all employees of the Company, not including Mr. Shore, whether employed on a full-time, part-time, seasonal or temporary basis, as of March 1, 2026, the last day of the Company’s 2026 fiscal year. As of such date, the Company had 121 total employees, all of whom were in the U.S.

The Company used total cash compensation, including base salary or wages plus overtime pay for the 2026 fiscal year and annual wage supplements and bonuses paid and accrued for the 2026 fiscal year, as the consistently-applied compensation measure to identify the Company’s median employee. The Company annualized the total cash compensation for permanent employees who commenced work or were on leave during the 2026 fiscal year. No cost-of-living adjustments were made when identifying the median employee. The Company otherwise did not make any assumptions, adjustments, or estimates with respect to the employee population or the compensation measure.

After identifying the median employee, the Company calculated the annual total compensation for the median employee using the same methodology used for the named executive officers as set forth in the “Summary Compensation Table” in this Proxy Statement.

SEC rules provide flexibility in the method of determining the median employee and calculating the pay ratio, and, therefore, the pay ratio reported may not be comparable to the pay ratio reported by other companies, including peer companies.

PROPOSAL NO. 2 — ADVISORY (NON-BINDING) RESOLUTION RELATING TO
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their shareholders with an advisory, non-binding vote to approve executive compensation at least once every three years. The Company is providing this shareholder advisory vote on its executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), which the Securities and Exchange Commission (the “SEC”) adopted on January 25, 2011 in order to implement the Dodd-Frank Act’s requirement. The Company will include a shareholder vote on executive compensation in its proxy materials each year until the next required vote on the frequency of shareholder votes on executive compensation, which must be held no later than 2029, or until the Company’s Board of Directors otherwise determines that a different frequency is in the best interests of the Company and its shareholders.

As described in the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement, the Compensation and Stock Option Committees have developed an executive officer compensation program designed to pay for performance and to align the long-term interests of the Company’s executive officers with the long-term interests of the Company’s shareholders. The Company’s disclosure in the Compensation Discussion and Analysis and the disclosure included elsewhere in this Proxy Statement under the caption “Named Executive Officer Compensation” have been provided in response to the requirements of Item 402 of Regulation S-K of the SEC and explain the compensation policies under which the Company paid its named executive officers for the 2026 fiscal year.

Under the Dodd-Frank Act and the related SEC rules, the Company’s shareholders’ vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide shareholders with a method to give their opinion to the Board and the Compensation and Stock Option Committees about the Company’s executive officer compensation. The Board is not required by law to take any action in response to the shareholder vote. As an advisory vote, the outcome of this vote is not binding on the Company or on the Board. However, the Board and the Compensation and Stock Option Committees will consider the voting outcome in connection with their ongoing evaluation of the Company’s compensation programs and arrangements.

Shareholders are being asked to approve the Company’s named executive officer compensation as described in this Proxy Statement. This approval vote is not intended to address any specific element of compensation but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The Board recommends that shareholders approve the following resolution:

RESOLVED, that the shareholders approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

Vote Required

Approval of the compensation of the Company’s named executive officers, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares casting votes online or by proxy on this proposal at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. Because brokers generally have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, broker non-votes are not expected on this proposal.

The Board recommends that shareholders vote “FOR” approval of the compensation of named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission. Proxies solicited by the Board will be voted in accordance with their terms and, in the absence of contrary instructions, for the approval, on an advisory basis, of the Company’s named executive officer compensation.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2027 FISCAL YEAR

The Audit Committee has appointed CohnReznick LLP as the Company’s independent registered public accounting firm for the current fiscal year, which ends February 28, 2027, to audit the consolidated financial statements of the Company and its subsidiaries for the 2027 fiscal year; and the Board is requesting ratification of such appointment by the shareholders at the Meeting. If this appointment is not ratified by the holders of a majority of the shares voting online or by proxy at the Meeting, the Audit Committee will consider appointing another independent registered public accounting firm. The Audit Committee may terminate the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm without the approval or ratification of the Company’s shareholders whenever the Audit Committee considers such termination to be appropriate. A representative of CohnReznick LLP is expected to be virtually present at the Meeting and will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

Vote Required

Ratification of CohnReznick LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes online or by proxy on this proposal at the Meeting. Abstentions will have no effect on the outcome of the vote.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board will be voted in accordance with their terms and, in the absence of contrary instructions, for the ratification of such appointment.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued for audit, audit-related, tax and all other services rendered by CohnReznick LLP for the fiscal years ended March 1, 2026 and March 2, 2025, respectively:

	2026	2025
Audit Fees(a)	$322,320	$329,742
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees(b)	66,810	0
	$389,130	$329,742

____________

(a)      Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements and include out-of-pocket expenses.

(b)      Other fees include fees related to services provided related to filing consents for the Form S-3 and Form S-8 reports filed by the Company with the Securities and Exchange Commission in January 2026 as well as fees related to providing a comfort letter in connection with the Company’s Form S-3 registration statement.

The services performed by CohnReznick LLP were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee is to require that all services to be provided to the Company by the Company’s independent registered public accounting firm must be approved by the Audit Committee before such services are provided by the independent registered public accounting firm.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2027 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices for inclusion in the Proxy Statement and form of Proxy relating to that meeting by February 15, 2027. The Company’s By-Laws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-Laws, which are consistent with Rule 14a-19, not later than April 22, 2027 and not earlier than March 23, 2027. In addition, shareholders who intend to nominate directors or present other business at the 2027 Annual Meeting outside of Rule 14a-8 must comply with the advance notice and other requirements set forth in the Company’s By-Laws.

OTHER MATTERS

Audit Committee Report

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Board of Directors has determined that all members of the Audit Committee are “independent”, as required by the current rules of the New York Stock Exchange. The Committee functions pursuant to a Charter that has been adopted by the Board, as required by rules of the New York Stock Exchange.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 1, 2026 with management and with CohnReznick LLP, the Company’s independent registered public accounting firm for the 2026 fiscal year. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. This discussion included, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures relating to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under the rules of the Securities and Exchange Commission as currently in effect and discussed with CohnReznick LLP their independence from management and the Company, and the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining such firm’s independence and has discussed with CohnReznick LLP their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements for the fiscal year ended March 1, 2026 has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2026 for filing with the Securities and Exchange Commission.

Audit Committee
Steven T. Warshaw Chair
Emily J. Groehl
Yvonne Julian
Carl W. Smith

Proxy Solicitation

The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by mail, telephone, electronic-mail, facsimile or in person (but will receive no additional compensation for such solicitation). The Company also has retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies in the same manner at an anticipated fee of $7,500 plus reimbursement of certain out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

Director Candidates

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates recommended by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also consider the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee considers a candidate’s experiences, skills, expertise, diversity, character, business judgment, dedication, time availability in light of other commitments, potential conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. While the Nominating Committee does not have a diversity policy, it considers diversity of knowledge, skills, professional experience, education and background in industries relevant to the Company as factors as it evaluates director candidates.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

When a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates whom the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

In addition, shareholders may nominate director candidates by following a procedure set forth in the Company’s By-Laws, which require specified information regarding the nominating shareholder, the nominee, and any arrangements between them, and require certain undertakings from the nominee. The shareholder nomination and information described above must be sent to the Company’s office at 1400 Old Country Road, Westbury, New York 11590 and must be received by the Company in accordance with the requirements of the By-Laws, not later than April 22, 2027 and not earlier than March 23, 2027.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, including the non-management directors as a group, by mail. To communicate with the Board, any individual director or the non-management directors, correspondence should be addressed to the Board or any such individual director or the non-management directors by either name or title. All such correspondence should be sent “c/o Principal Financial Officer” at the Company’s office at 1400 Old Country Road, Westbury, New York 11590.

All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Principal Financial Officer for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or the non-management directors, the Principal Financial Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group to which the communication is addressed.

Code of Ethics and Business Conduct

The Company maintains basic corporate rules and guidelines agreed to in writing by its Chief Executive Officer Such rules and guidelines cover such matters as personnel guidelines, transactions with suppliers, conflicts of interest and business ethics, transactions with relatives and friends, cash control and consolidations, capital expenditures, disposal of property, plant, equipment and inventory, insurance programs, legal matters and contracts, credit and collections, unusual business transactions and special charges and transfer charges, inventory levels, weekly and monthly financial reports and annual business plans, employee safety and environmental matters.

The Board has adopted a Code of Ethics for the Company’s Chief Executive Officer, Principal Financial Officer and Controller and, as required by rules of the New York Stock Exchange, a Code of Business Conduct and Ethics for the Company’s directors, officers and employees. Substantially all of the matters required to be addressed in the Code of Ethics and Code of Business Conduct and Ethics have been addressed in the corporate rules and guidelines which the Company has maintained since 1967, although the Code of Business Conduct and Ethics applies to all directors, officers and employees of the Company and its subsidiaries.

The Company’s Code of Ethics and the Company’s Code of Business Conduct and Ethics are available on the Company’s website at www.parkaerospace.com under the caption “Shareholders — Charters and Codes” as required by rules of the New York Stock Exchange and the Securities and Exchange Commission. In addition, copies of the Company’s Code of Ethics and Code of Business Conduct and Ethics are available in print to any shareholder upon request submitted to the Company’s office at 1400 Old Country Road, Westbury, New York 11590. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Ethics by posting such information on the Company’s website at the above internet address.

Statements on “Environmental and Community Considerations” and “Diversity and Our Workforce”

The Company’s Statements regarding “Environmental and Community Considerations” and “Diversity and Our Workforce” can be found on the Company’s website (www.parkaerospace.com) by clicking “Shareholders” on the home page and selecting those items on the drop-down menu. This reference to our website is not intended to function as a hyperlink and, except as specified herein, the information contained on, or that can be accessed through, any such website is not part of this Proxy Statement.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Company’s website at www.parkaerospace.com under the caption “Shareholders — Charters and Codes” as required by rules of the New York Stock Exchange and are available in print to any shareholder upon request submitted to the Company’s office at 1400 Old Country Road, Westbury, New York 11590.

Insider Trading Policies and Procedures

Since 1994, the Company has adopted policies and procedures governing the purchase, sale and other disposition of the Company’s Common Stock by directors, officers and employees of the Company that are designed to promote compliance with insider trading laws, rules and applicable listing standards in the form of memoranda to participants in the Company’s Stock Option Plan. The current version of such memoranda is a memorandum dated May 19, 2022 from the President of the Company, which is filed as Exhibit 99.1 to the Company’s Form 10-K Annual Report for the fiscal year ended March 1, 2026.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (3)
Equity compensation plans approved by security holders(a)	740,478	$12.89	755,363
Equity compensation plans not approved by security holders(a)	-0-	-0-	-0-
Total	740,478	$12.89	755,363

____________

(a)      As of the end of the 2026 fiscal year, the Company’s only equity compensation plan was its 2018 Stock Option Plan, which was approved by the Company’s shareholders in July 2018 and amended by the shareholders in July 2024. Prior to the 2018 Stock Option Plan, the Company had the 2002 Stock Option Plan which had been approved by the Company’s shareholders and provided for the grant of stock options to directors and key employees of the Company.

Pay Versus Performance

In August 2022, the SEC adopted a new Pay Versus Performance (“PVP”) disclosure rule as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Compliance with the new rules is required for fiscal years ending on or after December 16, 2022. The final rules were codified under Item 402(v) of Regulation S-K (together with other official guidance, “Item 402(v)”) and require the Company to provide the following tabular and narrative disclosures.

Background

The following section has been prepared in accordance with the new PVP disclosure rule, which requires public companies to disclose information reflecting the relationship between a company’s financial performance and two newly defined terms, Compensation Actually Paid (“CAP”) and Average Compensation Actually Paid (“Average CAP”). The Company has calculated CAP and Average CAP in accordance with the PVP disclosure rule, which does not reflect the actual or average amount of compensation paid to, received by, or earned by our Principal Executive Officer (“PEO”) and our non-PEO NEOs during the applicable years.

To calculate the CAP for the PEO and the Average CAP for the non-PEO NEOs, adjustments are made to Total Compensation reported in the Summary Compensation Table for the applicable years. These adjustments are described in the tables below the PVP Table.

The Compensation Committee does not use CAP or Average CAP as a basis for making compensation decisions, nor does it use the performance measures defined by the SEC for the PVP Table to measure performance for incentive plan purposes.

Pay versus Performance Table

In accordance with the PVP disclosure rule, the following table sets forth (i) the total and average total compensation set forth in the Summary Compensation Table for the PEO and the non-PEO NEOs as a group, respectively; (ii) the total and average total CAP for the PEO and the non-PEO NEOs as a group (excluding the PEO), respectively; (iii) the Company’s cumulative total shareholder return TSR (“Cumulative TSR”) and the cumulative total shareholder return (“Peer Group Cumulative TSR”) of our Item 402(v) peer group (“PVP Peer Group”), as determined in accordance with Item 402(v); and (iv) Net Income and Adjusted EBITDA, for the previous three fiscal years

	Summary Compensation Table for PEO(2)	Compensation Actual Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actual Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based on:		Net Income(5)	Adjusted EBITDA(5)
Year					Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)
2026	$331,592	$1,033,654	$333,257	$666,353	$239.64	$317.39	$11,272	$15,761
2025	$303,255	$166,554	$240,841	$219,779	$125.74	$191.88	$5,882	$11,649
2024	$295,723	$(38,877)	$307,182	$245,100	$113.90	$130.44	$7,473	$10,989

____________

The Company’s Total Shareholder Return reflected in the above table assumes reinvestment of dividends. The Company has paid a total of $29.975 per share of cash dividends since the beginning of its 2005 fiscal year through the date of this Proxy Statement.

(1)      Brian E. Shore served as the Company’s PEO for the entirety of 2026, 2025 and 2024 fiscal years, and the Company’s other NEOs for the applicable years are as follows:

•        2026:    Mark A. Esquivel, Constantine Petropoulos, Cory Nickel, and Christopher Goldner

•        2025:    Mark A. Esquivel, Cory Nickel, Christopher Goldner and John Jamieson

•        2024:    P. Matthew Farabaugh, Mark A. Esquivel and Cory Nickel

(2)      Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Shore and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s non-PEO NEOs.

(3)      To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Shore’s CAP and the non-PEO NEOs average CAP is set forth following the footnotes to this table.

(4)      Reflects the Company’s cumulative total shareholder return (“TSR”) and the Company’s Pay versus Performance (PVP) peer group’s cumulative TSR for each measurement period from March 1, 2021 through March 1, 2026. Dividends are assumed to be reinvested, and the returns of each company in the PVP peer group are weighted to reflect relative stock market capitalization. Results assume that $100 was invested on March 1, 2020, in each of the Company’s Common Stock and the common stocks comprising our PVP peer group. The Company’s PVP peer group is the same peer group used in the Stock Performance Graph for purposes of Item 201(e)(1)(ii) of Regulation S-K in our Annual Report on Form 10-K, the NASDAQ US Small Cap Aerospace and Defense Index. Historic stock price performance is not necessarily indicative of future stock price performance.

(5)      For 2026, the Company determined that Adjusted EBITDA continues to be viewed as a core driver of the Company’s performance and shareholder value creation.

Brian E. Shore
Year	Summary Compensation Table Total(a)	Less: Stock Award Values reported in SCT for the applicable year(b)	Plus: Year-end Fair Value of Stock Awards granted in applicable year(c)	Change in Fair Value of outstanding unvested stock awards(d)	Change in Fair value of stock awards granted in prior years vested in applicable year(e)	Less: Fair value of Stock Awards forfeited during the applicable year(f)	Compensation Actually Paid(g)
2026	$331,592	$(104,400)	$395,400	$430,675	$(19,613)	$—	$1,033,654
2025	$303,255	$(97,800)	$106,200	$(19,613)	$(82,588)	$(42,900)	$166,554
2024	$295,723	$(76,250)	$97,750	$(64,950)	$(192,450)	$(98,700)	$(38,877)
Other NEOs (Average)(h)
Year	Summary Compensation Table Total(a)	Less: Stock Award Values reported in SCT for the applicable year(b)	Plus: Year-end Fair Value of Stock Awards granted in applicable year(c)	Change in Fair Value of outstanding unvested stock rewards(d)	Change in Fair value from the prior year-end to the vesting date for stock awards granted in prior years and vested in applicable year(e)	Less: Fair value of Stock Awards forfeited during the applicable year(f)	Compensation Actually Paid(g)
2026	$333,257	$(50,025)	$189,463	$202,010	$(8,352)	$—	$666,353
2025	$240,841	$(35,860)	$39,160	$(6,162)	$(17,944)	$(256)	$219,779
2024	$307,182	$(53,375)	$68,425	$(18,591)	$(47,496)	$(11,045)	$245,100

____________

(a)      Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the non-PEO NEOs, amounts represent the average Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. For all fiscal years, there was no pension value attributable to “service cost” or “prior service cost,” so no adjustments are reflected for these values required to be added as part of the CAP pension adjustment under the PVP disclosure rule.

(b)      Represents the grant date fair value of the stock options granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(c)      Represents the fair value as of the indicated fiscal year end of the unvested stock options granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(d)      Represents the change in fair value during the indicated fiscal year of the outstanding, unvested stock options held by the applicable NEO as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes as of the last day of the fiscal year.

(e)      Represents the change in fair value from the prior year-end to the vesting date of the stock options that were granted in prior years and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(g)      Represents the fair value as of the last day of the prior fiscal year of the stock options that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(h)      See footnote 1 above for the NEOs included in the average for each year.

Tabular List of Performance Measures

The Company considers a number of key factors in evaluating compensation to be paid to the PEO and non-PEO NEOs, many of which are not quantifiable, including promotion of the Company’s culture, employee well-being and morale, customer satisfaction and the quality of customer relationships and the effectiveness in dealing with difficulties and challenges from outside factors not caused by the Company, including significant cost inflation, significant supply chain disruptions and workforce challenges resulting from what is described as “full employment” in the country’s workforce. In addition, below is a list of performance measures that, in the Company’s assessment, represent the most important financial performance measures used by the Company to evaluate compensation actually paid to the NEOs for Fiscal Year 2026.

•        Net Sales

•        Adjusted EBITDA

Relationship between pay and performance

As shown above in the “Pay Versus Performance Table,” annual fluctuations in the PEO’s and non-PEO NEOs’ CAP amounts generally correlate to annual fluctuations in the Company’s Cumulative TSR, primarily because a significant component of CAP reflects changes in the fair value of outstanding and unvested stock option awards. The Company does not use a formulaic compensation program, and the Compensation Committee and Stock Option Committee continue to make compensation decisions based on the subjective factors described above.

Other Matters to be Presented to the Meeting

The Board does not know of any other matters to be brought before the Meeting. If any matters not mentioned in this Proxy Statement are properly brought before the Meeting, including matters incident to the conduct of the Meeting or relating to any adjournment of the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on any other matters properly presented at the Meeting, subject to applicable law and the Company’s By-Laws.

Annual Report

The Annual Report on Form 10-K, including financial statements, of the Company for the fiscal year ended March 1, 2026 is enclosed herewith. Additional copies of the Annual Report on Form 10-K are available to shareholders at no charge upon written request to the Chief Financial Officer of the Company at the Company’s office at 1400 Old Country Road, Westbury, New York 11590 or are available on the Company’s website at www.parkaerospace.com under the caption “Shareholders — SEC Filings”.

By Order of the Board of Directors,
Christopher Goldner
Vice President — Finance

Dated: June 22, 2026

PARK AEROSPACE CORP. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/PKE or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/PKE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote A FOR all nominees and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Against Abstain 1a - Emily J. Groehl 1b - Yvonne Julian 1c - Brian E. Shore 1d - Carl W. Smith 1e - D. Bradley Thress 1f - Steven T. Warshaw 2. Approval on an advisory (non-binding) basis, of the compensation of the named executive officers. 3. Ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2027. 4. Ratification of the transaction of other such business as may properly come before the meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign exactly as name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If shares are held jointly, both owners should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 6 3 B M 04B0LB

2026 Annual Meeting 2026 Annual Meeting of Park Aerospace Corp. Shareholders July 21, 2026, 11:00 a.m. EDT Virtually via the internet at meetnow.global/MMJ99GX To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PKE IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY CARD — PARK AEROSPACE CORP. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS July 21, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Constantine Petropoulos and Martina Barkochva, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of PARK AEROSPACE CORP. (the “Company”) to be held virtually on July 21, 2026 at 11:00 a.m., EDT, and any adjournments or postponements thereof, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present upon the proposals described on the reverse side of this proxy card. The validity of this proxy is governed by the New York Business Corporation Law. The undersigned hereby acknowledges receipt of the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2026 and the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE ACT PROMPTLY SIGN, DATE & MAIL PROXY CARD TODAY Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.